                                                                   EXHIBIT 10.19





                            STOCK PURCHASE AGREEMENT


                                  by and among


                             AVIATION GROUP, INC.,


                              CASPER AIR SERVICE,


                                      and

                           ALL OF THE SHAREHOLDERS OF
                               CASPER AIR SERVICE

                                  dated as of


                                 April 18, 1997

                               TABLE OF CONTENTS

ARTICLE I     DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . .  1
       1.1    Definitions   . . . . . . . . . . . . . . . . . . . . . . . . .  1
       1.2    Other Terms   . . . . . . . . . . . . . . . . . . . . . . . . .  6
       1.3    Other Definitional Provisions   . . . . . . . . . . . . . . . .  6

ARTICLE II    THE TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . .  6
       2.1    Purchase and Sale of Casper Stock   . . . . . . . . . . . . . .  6

ARTICLE III   PAYMENT OF CONSIDERATION  . . . . . . . . . . . . . . . . . . .  7
       3.1    Casper Purchase Price   . . . . . . . . . . . . . . . . . . . .  7
       3.2    Method of Payment of Cash   . . . . . . . . . . . . . . . . . .  7
       3.3    Determination of Shares of Group Stock  . . . . . . . . . . . .  7
       3.4    Effect of Payment   . . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE IV    REPRESENTATIONS AND WARRANTIES AS TO CASPER   . . . . . . . . .  8
       4.1    Existence and Good Standing   . . . . . . . . . . . . . . . . .  8
       4.2    Capitalization of Casper  . . . . . . . . . . . . . . . . . . .  8
       4.3    Authorization and Validity of Agreement   . . . . . . . . . . .  8
       4.4    Consents and Approvals; No Violations   . . . . . . . . . . . .  9
       4.5    Receivables and Payables  . . . . . . . . . . . . . . . . . . .  9
       4.6    Financial Statements; No Material Adverse Change  . . . . . . .  9
       4.7    Warranty Claims   . . . . . . . . . . . . . . . . . . . . . . . 10
       4.8    Title to Properties; Encumbrances; Condition  . . . . . . . . . 10
       4.9    Real Property   . . . . . . . . . . . . . . . . . . . . . . . . 10
       4.10   Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       4.11   Contracts and Commitments   . . . . . . . . . . . . . . . . . . 11
       4.12   Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       4.13   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       4.14   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
       4.15   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . 13
       4.16   Intellectual Property   . . . . . . . . . . . . . . . . . . . . 13
       4.17   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . 13
       4.18   Employment Relations  . . . . . . . . . . . . . . . . . . . . . 13
       4.19   Employee Benefits   . . . . . . . . . . . . . . . . . . . . . . 14
       4.20   Environmental Laws and Regulations  . . . . . . . . . . . . . . 15
       4.21   Interests in Customers and Suppliers  . . . . . . . . . . . . . 16
       4.22   Compensation of Employees   . . . . . . . . . . . . . . . . . . 16
       4.23   Suppliers and Customers   . . . . . . . . . . . . . . . . . . . 16
       4.24   Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . 16
       4.25   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . 17
       4.26   Broker's or Finder's Fees   . . . . . . . . . . . . . . . . . . 17

       4.27   Government Contracts  . . . . . . . . . . . . . . . . . . . . . 18
       4.28   Copies of Documents   . . . . . . . . . . . . . . . . . . . . . 18
       4.29   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . 18
       4.30   Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE V     SECURITIES REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . 18
       5.1    Authorization and Validity of Agreement   . . . . . . . . . . . 18
       5.2    Securities Laws   . . . . . . . . . . . . . . . . . . . . . . . 19
       5.3    Accredited Investor   . . . . . . . . . . . . . . . . . . . . . 19
       5.4    Knowledge and Experience  . . . . . . . . . . . . . . . . . . . 19
       5.5    Investment Purpose  . . . . . . . . . . . . . . . . . . . . . . 19
       5.6    Holding Period  . . . . . . . . . . . . . . . . . . . . . . . . 19
       5.7    Legend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF GROUP   . . . . . . . . . . . 20
       6.1    Existence and Good Standing; Power and Authority  . . . . . . . 20
       6.2    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . 20
       6.3    No Violations   . . . . . . . . . . . . . . . . . . . . . . . . 20
       6.4    Broker's or Finder's Fees   . . . . . . . . . . . . . . . . . . 21
       6.5    Receivables and Payables  . . . . . . . . . . . . . . . . . . . 21
       6.6    Financial Statements; No Material Adverse Change  . . . . . . . 21
       6.7    Warranty Claims   . . . . . . . . . . . . . . . . . . . . . . . 21
       6.8    Title to Properties; Encumbrances; Condition  . . . . . . . . . 21
       6.9    Real Property   . . . . . . . . . . . . . . . . . . . . . . . . 22
       6.10   Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       6.11   Contracts and Commitments   . . . . . . . . . . . . . . . . . . 22
       6.12   Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       6.13   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       6.14   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       6.15   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       6.16   Intellectual Property   . . . . . . . . . . . . . . . . . . . . 24
       6.17   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . 25
       6.18   Employment Relations  . . . . . . . . . . . . . . . . . . . . . 25
       6.19   Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . 25
       6.20   Environmental Laws and Regulations  . . . . . . . . . . . . . . 25
       6.21   Interests in Customers and Suppliers  . . . . . . . . . . . . . 26
       6.22   Compensation of Employees   . . . . . . . . . . . . . . . . . . 26
       6.23   Suppliers and Customers   . . . . . . . . . . . . . . . . . . . 26
       6.24   Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . 26
       6.25   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . 27
       6.26   Government Contracts  . . . . . . . . . . . . . . . . . . . . . 27
       6.27   Copies of Documents   . . . . . . . . . . . . . . . . . . . . . 27
       6.28   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE VII   CONDITIONS TO THE OBLIGATIONS OF
              CASPER AND THE CASPER SHAREHOLDERS  . . . . . . . . . . . . . . 27
       7.1    Truth of Representations and Warranties   . . . . . . . . . . . 27
       7.2    Performance of Agreements   . . . . . . . . . . . . . . . . . . 28
       7.3    No Litigation Threatened  . . . . . . . . . . . . . . . . . . . 28
       7.4    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       7.5    Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . 28
       7.6    Legal Opinion   . . . . . . . . . . . . . . . . . . . . . . . . 28
       7.7    Registration of Group Stock   . . . . . . . . . . . . . . . . . 28

ARTICLE VIII  CONDITIONS TO GROUP'S OBLIGATIONS   . . . . . . . . . . . . . . 28
       8.1    Truth of Representations and Warranties   . . . . . . . . . . . 29
       8.2    Performance of Agreements   . . . . . . . . . . . . . . . . . . 29
       8.3    No Litigation Threatened  . . . . . . . . . . . . . . . . . . . 29
       8.4    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       8.5    Due Diligence   . . . . . . . . . . . . . . . . . . . . . . . . 29
       8.6    Legal Opinion   . . . . . . . . . . . . . . . . . . . . . . . . 29
       8.7    Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . 29
       8.8    Payment of Receivables  . . . . . . . . . . . . . . . . . . . . 30
       8.9    Reinstatement of FBO Agreement  . . . . . . . . . . . . . . . . 30

ARTICLE IX    COVENANTS OF CASPER AND THE CASPER SHAREHOLDERS   . . . . . . . 30
       9.1    Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . 30
       9.2    Conduct of Business   . . . . . . . . . . . . . . . . . . . . . 30
       9.3    Negative Covenants of Casper and the Casper Shareholders  . . . 30
       9.4    Exclusive Dealing   . . . . . . . . . . . . . . . . . . . . . . 31
       9.5    Review of the Assets  . . . . . . . . . . . . . . . . . . . . . 32
       9.6    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       9.7    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . 32
       9.8    ESOP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       9.9    Airport FBO Agreement   . . . . . . . . . . . . . . . . . . . . 33
       9.10   Payable to Y.E. Werner  . . . . . . . . . . . . . . . . . . . . 33

ARTICLE X     COVENANTS OF GROUP  . . . . . . . . . . . . . . . . . . . . . . 34
       10.1   Cooperation by Group  . . . . . . . . . . . . . . . . . . . . . 34
       10.2   Books and Records; Personnel  . . . . . . . . . . . . . . . . . 34
       10.3   Further Assurances  . . . . . . . . . . . . . . . . . . . . . . 34
       10.4   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
       10.5   Registration of Group Stock for Resale  . . . . . . . . . . . . 34

ARTICLE XI    THE CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.1   Time and Place  . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.2   Obligations of Casper and the Casper Shareholders   . . . . . . 35
       11.3   Group's Obligations   . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE XII   TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . 37
       12.1   Termination   . . . . . . . . . . . . . . . . . . . . . . . . . 37
       12.2   Remedies Upon Default or Failure to Close   . . . . . . . . . . 38
       12.3   Effect on Obligations   . . . . . . . . . . . . . . . . . . . . 38

ARTICLE XIII  SURVIVAL AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . 39
       13.1   Indemnification of the Casper Shareholders  . . . . . . . . . . 39
       13.2   Indemnification of Group by Casper Shareholders   . . . . . . . 39
       13.3   Demands   . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
       13.4   Right to Contest and Defend   . . . . . . . . . . . . . . . . . 40
       13.5   Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . 40
       13.6   Right to Participate  . . . . . . . . . . . . . . . . . . . . . 41
       13.7   Payment of Damages  . . . . . . . . . . . . . . . . . . . . . . 41
       13.8   Survival of Representations and Warranties  . . . . . . . . . . 41

ARTICLE XIV   MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . 41
       14.1   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
       14.2   Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . 42
       14.3   Entire Agreement; Amendments and Waivers  . . . . . . . . . . . 42
       14.4   Binding Effect and Assignment   . . . . . . . . . . . . . . . . 43
       14.5   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . 43
       14.6   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
       14.7   Execution   . . . . . . . . . . . . . . . . . . . . . . . . . . 43
       14.8   Publicity   . . . . . . . . . . . . . . . . . . . . . . . . . . 43

SCHEDULES

Casper Schedules

       Schedule 4.2         Casper Stock
       Schedule 4.4         Consents and Approvals
       Schedule 4.5         Receivables and Payables
       Schedule 4.6         Material Adverse Change
       Schedule 4.7         Warranty Claims
       Schedule 4.8         Title to Properties
       Schedule 4.10        Leases
       Schedule 4.11        Contracts
       Schedule 4.12        Permits
       Schedule 4.13        Litigation
       Schedule 4.14        Taxes
       Schedule 4.15        Insurance
       Schedule 4.16        Intellectual Property
       Schedule 4.19        Casper Plans
       Schedule 4.20        Environmental
       Schedule 4.21        Interests in Customers and Suppliers
       Schedule 4.22        Employees
       Schedule 4.23        Suppliers and Customers
       Schedule 4.24        Absence of Changes
       Schedule 4.27        Government Contracts
       Schedule 4.30        Accounts

Group Schedules

       Schedule 6.2         Group Securities
       Schedule 6.5         Receivables and Payables
       Schedule 6.6         No Material Adverse Change
       Schedule 6.7         Warranty Claims
       Schedule 6.8         Title to Properties
       Schedule 6.10        Leases
       Schedule 6.11        Contracts
       Schedule 6.12        Permits
       Schedule 6.13        Litigation
       Schedule 6.14        Taxes
       Schedule 6.15        Insurance
       Schedule 6.16        Intellectual Property
       Schedule 6.20        Environmental

       Schedule 6.21        Interests in Customers and Suppliers
       Schedule 6.22        Employees
       Schedule 6.23        Suppliers and Customers
       Schedule 6.24        Absence of Changes
       Schedule 6.26        Government Contracts

EXHIBITS

       Exhibit A            Consulting Agreement
       Exhibit B            Opinion to be delivered by Bracewell & Patterson,
                            L.L.P.
       Exhibit C            Opinion to be delivered by Brown, Drew, Massey &
                            Sullivan

                            STOCK PURCHASE AGREEMENT


       This Stock Purchase Agreement together with the exhibits and schedules referenced herein and attached hereto ("Agreement"), dated as of April 18, 1997, is by and among Aviation Group, Inc., a Texas corporation ("Group"), Casper Air Service, a Wyoming corporation ("Casper"), and the shareholders of Casper listed on Schedule 4.2 to this Agreement (each a "Casper Shareholder" and collectively the "Casper Shareholders").

                              W I T N E S S E T H:

       WHEREAS, the Casper Shareholders own all of the issued and outstanding shares of capital stock of Casper (the "Casper Stock"); and

       WHEREAS, the Casper Shareholders desire to sell to Group, and Group desires to purchase from such Casper Shareholders, the Casper Stock, all in accordance with the terms and conditions set forth herein;

       NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

       1.1 Definitions. As used herein, the following terms have the meanings set forth below:

       "Affiliate": with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

       "Agreement": this Stock Purchase Agreement, as amended from time to time as provided herein, and all exhibits, schedules and ancillary documents hereto, except where the context clearly indicates otherwise.

       "Airport FBO Agreement": as defined in Section 9.9.

       "Books and Records": all books, records, books of account, files and data (including customer and supplier lists), catalogs, brochures, sales literature, promotional material, certificates and other documents used in or associated with the conduct of the Business or the ownership of the assets of Casper, including personnel records and files.

       "Business": the aircraft and airline maintenance and service operations business of Casper, the headquarters of which are in Casper, Wyoming, including manufacturing, re-manufacturing, repair, and parts operation.

       "Business Day": any day excluding Saturday, Sunday and any day on which banks in Dallas, Texas are authorized or required by law or other governmental action to close.

       "Casper":  as defined in the preamble of this Agreement.

       "Casper Balance Sheet":  as defined in Section 4.6.

       "Casper Balance Sheet Date":  as defined in Section 4.6.

       "Casper Controlled Group": as defined in Section 4.19.

       "Casper Financial Statements":  as defined in Section 4.6.

       "Casper Plan": as defined in Section 4.19.

       "Casper Plan Fiduciary": as defined in Section 4.19.

       "Casper Purchase Price":  as defined in Section 3.1.

       "Casper Shareholders": as defined in the preamble of this Agreement.

       "Casper Stock":  as defined in the recitals of this Agreement.

       "Claim":  as defined in Section 13.4

       "Closing":  as defined in Section 11.1.

       "Closing Date":  as defined in Section 11.1.

       "Code": the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

       "Consulting Agreement": the Consulting Agreement, to be executed by Werner and Group at Closing, in the form attached as Exhibit A hereto.

       "Contract": any written or oral contract, agreement or instrument relating to the Business, including, without limitation, supply contracts, customer agreements, any mortgages, leases of personal property, deeds of trust, notes or guarantees, pledges, liens, or conditional sales agreements to which the Person referred to is a party or by which any of its assets may be bound, but excluding Leases and Employee Benefit Plans.

       "Damages":  as defined in Section 13.1.

       "Deposit": the $25,000 good faith deposit previously paid by Group to Casper.

       "Encumbrances": liens, security interests, pledges, proxies, shareholder agreements, voting agreements or trusts, options, rights of first refusal, easements, mortgages, deeds of trust, rights-of-way, restrictions, encroachments, licenses, leases, or any other encumbrances, claims and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto.

       "Environmental Claim": any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law (cumulatively and for purposes of this definition, "Environmental Claims"), including without limitation (i) any and all Environmental Claims by governmental authorities for enforcement, cleanup, removal, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

       "Environmental Law": any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. Section 9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 5101 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and relevant state and local laws.

       "Equipment": airplanes; tools, devices, and other equipment used to repair and maintain airplanes; and all other tools, devices and equipment owned and used by Casper in the conduct of the Business.

       "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

       "ESOP": the Casper Air Service Employee Stock Ownership Plan and Trust.

       "Extension Fee": as defined in Section 12.1.2.

       "FAA":  the Federal Aviation Administration.

       "Final Termination Date":  as defined in Section 12.1.2.

       "GAAP": generally accepted accounting principles consistently applied (as such term is used in the American Institute of Certified Public Accountants Professional Standards) as of the date of any applicable financial statement or calculation.

       "Group":  as defined in the preamble of this Agreement.

       "Group Balance Sheet": as defined in Section 6.6.

       "Group Balance Sheet Data": as defined in Section 6.6.

       "Group Financial Statements": as defined in Section 6.6.

       "Group Indemnitees":  as defined in Section 13.2.

       "Group Stock":  the common stock of Group, par value $0.01 per share.

       "Hazardous Materials": any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants," "regulated substances" or words of similar import under any applicable Environmental Law, including but not limited to any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, radon gas and urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls.

       "IPO": the initial public offering by Group of Group Stock pursuant to Group's registration statement on Form SB-2.

       "Intellectual Property": domestic and foreign patents, patent applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs, data bases, trade secrets, methods, designs, processes, procedures, proprietary information and any other intangible property used in or associated with the conduct of a business and the ownership of any assets of a Person, including all rights to any such property which is owned by and licensed from others.

       "Inventory": all merchandise, supplies, stock in trade and other such assets of a Person held for sale or lease in the ordinary course of its business or to be furnished under contracts of service or held as work in process or to be used or consumed in its business.

       "IRS Qualification Letter": as defined in Section 9.8.3.

       "Leases": any and all written and oral contracts, agreements, and commitments regarding the lease of real property.

       "Material Adverse Effect": a material adverse effect, determined in accordance with GAAP, on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Casper.
Without limiting the foregoing, any event or series of events that constitutes a material adverse financial impact on Casper of $50,000 or more for any single event or $100,000 or more in the aggregate, shall be deemed to constitute a Material Adverse Effect.

       "Other Shareholders": Jeff L. Bishop and Quentin Dawson.

       "Ownership Percentage": the percentage of the outstanding stock of Casper owned by a Casper Shareholder, determined as of the Closing.

       "Permits": any license, permit, franchise, consent, approval or authority granted by any Person.

       "Permitted Encumbrances": (i) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by Casper in the operation of the Business, or (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and payable.

       "Person": any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other department or agency thereof or any other legally recognized entity.

       "Qualified Plan": as defined in Section 4.19.

       "Schedules": the schedules of the parties in the context and as referenced throughout this Agreement.

       "Shareholder Indemnitees":  as defined in Section 13.1.

       "Subsidiary": Casper Flying Service, a Wyoming corporation.

       "Tax": any net income, alternative or add-on minimum tax, advance, corporation, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

       "Werner": Fred Werner, Chairman of the Board of Casper.

       1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement.

       1.3    Other Definitional Provisions.

              1.3.1 The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

              1.3.2 The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

              1.3.3 The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.

              1.3.4 Reference to the "best knowledge" of a Person or words of similar import shall mean the actual or constructive best knowledge of such Person after reasonable due diligence by such Person as to the facts and circumstances addressed.

                                   ARTICLE II
                                THE TRANSACTIONS

       2.1 Purchase and Sale of Casper Stock. Subject to the terms and conditions of this Agreement, Group agrees to purchase from the Casper Shareholders, and the Casper Shareholders agree to sell, convey, transfer, assign and deliver to Group, the Casper Stock, free and clear of all Encumbrances, on the Closing Date against the receipt by the Casper Shareholders of the Casper Purchase Price, as detailed below.

                                  ARTICLE III
                            PAYMENT OF CONSIDERATION

       3.1 Casper Purchase Price. As payment for the Casper Stock sale contemplated herein, Group shall pay and deliver to the Casper Shareholders at the Closing total consideration of $2,050,000 in cash and shares of Group Stock, as set forth below, less (i) the Deposit and (ii) any Extension Fee (collectively said $2,050,000, as reduced by said amounts listed in clauses (i) through (ii), is referred to as the "Casper Purchase Price"):

              3.1.1 to Werner, the product of Werner's Ownership Percentage times the Casper Purchase Price, which shall be paid or delivered 56% in the form of cash and 44% in the form of Group Stock;

              3.1.2 to ESOP, the product of the ESOP's Ownership Percentage times the Casper Purchase Price, which shall be paid or delivered 56% in the form of cash and 44% in the form of Group Stock; and

              3.1.3 to each of the Other Shareholders, the product of such Other Shareholder's Ownership Percentage times the Casper Purchase Price, which shall be paid or delivered all in the form of cash.

       3.2 Method of Payment of Cash. The cash payments to each of the Casper Shareholders shall be paid at the Closing by wire transfer of immediately available funds to the bank accounts of the Casper Shareholders, which must be designated in writing by each of them to Group not later than three (3) business days prior to the Closing Date. If such designation is not timely made by a payee, such cash payment to the payee may be made by Group's check.

       3.3 Determination of Shares of Group Stock. The number of shares of Group Stock to be delivered to Werner or the ESOP shall equal the dollar amount of Group Stock payable to Werner or the ESOP (as calculated under Section 3.1) divided by (i) the initial public offering price of Group Stock if the Closing occurs concurrent with or after the closing of the IPO, or (ii) $8 if the Closing occurs before the closing of the IPO.

       3.4 Effect of Payment. Except as provided in Section 10.5(b), each of the Casper Shareholders agrees that delivery of the Casper Purchase Price pursuant to this Article III shall constitute the complete consideration for the Casper Stock and shall be in full satisfaction of all of such Casper Shareholder's rights (including, without limitation, any associated preemptive rights) in or to any of the Casper Stock. Under Section 10.5(b), Werner and the ESOP may be entitled to receive additional consideration from Group under certain circumstances following the Closing.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES AS TO CASPER

       Casper and each of the Casper Shareholders (other than Jeff Bishop and Quentin Dawson) hereby represent and warrant, jointly and severally, to Group as follows:

       4.1 Existence and Good Standing. Each of Casper and the Subsidiary is a corporation duly organized and validly existing under the laws of the State of Wyoming. Each of Casper and the Subsidiary has the power and authority to own, lease and operate its property and to carry on its business as now being conducted and to own or lease the assets owned or leased by it. Each of Casper and the Subsidiary is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and the absence of which would have a Material Adverse Effect.

       4.2    Capitalization of Casper.

              4.2.1 The entire authorized capital stock of Casper consists of 10,000,000 shares of common stock, no par value per share, of which 181,533 shares are issued and outstanding, fully paid and nonassessable and held beneficially and of record by the Casper Shareholders as set forth on Schedule 4.2. Except as set forth on Schedule 4.2, such outstanding shares are owned beneficially and of record by the Casper Shareholders, free and clear of all Encumbrances and rights of others.

              4.2.2 The shares of Casper Stock held beneficially and of record by the Casper Shareholders represent all of the issued and outstanding capital stock of Casper. There are no outstanding subscriptions, options, convertible securities, indebtedness convertible into equity securities, warrants, calls or rights of any kind (issued, contracted for, granted by, or binding upon Casper) to purchase or otherwise acquire any security of or equity interest in Casper. The Casper Shareholders have full legal right to transfer the Casper Stock pursuant to the terms of this Agreement and will, upon delivery of the Casper Stock to Group pursuant to the terms hereof, transfer to Group good and valid title to the Casper Stock free and clear of all liens, security interests, claims, charges, Encumbrances, rights, options to purchase, voting trusts or other voting agreements and calls and commitments of every kind affecting the Casper Stock.

       4.3 Authorization and Validity of Agreement. Casper has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Casper, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Casper and no other action on the part of Casper is necessary to authorize the execution, delivery and performance of this Agreement by

Casper and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Casper and is a valid and binding obligation of Casper enforceable against Casper in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

       4.4 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by Casper and the Casper Shareholders and the consummation by Casper and the Casper Shareholders of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (i) violate, conflict with, or result in a breach or default under any provision of the charter or bylaws of Casper; (ii) to the best knowledge of Casper and Casper Shareholders, violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Casper or by which any of its properties or assets may be bound; (iii) to the best knowledge of Casper and Casper Shareholders, require any filing by Casper with, or require Casper to obtain any permit, consent or approval of, or require Casper or the Casper Shareholders to give any notice to, any governmental or regulatory body, agency or authority or any third party other than as set forth on Schedule 4.4 attached hereto; or (iv) other than as set forth on Schedule 4.4 attached hereto, result in a violation or breach by Casper of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Casper (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the properties or assets of Casper under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, Permit, Contract, Lease, franchise agreement or other instrument or obligation to which Casper is a party, or by which it or any of its properties or assets may be bound, except in the case of clauses (ii), (iii) and (iv) of this Section 4.4 for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a Material Adverse Effect.

       4.5 Receivables and Payables. Schedule 4.5 lists all notes receivable, notes payable, accounts receivable and accounts payable of Casper. Except as reflected on Schedule 4.5, all notes receivable and accounts receivable of Casper are, and such notes and accounts receivable at the Closing Date will be, (i) bona fide claims against debtors for debts, sales, work performed or other charges, (ii) to the best knowledge of Casper and the Casper Shareholders, subject to no defenses, set-offs or counterclaims, and (iii) to the best knowledge of Casper and the Casper Shareholders, collectible. Except as reflected on Schedule 4.5, all notes payable and accounts payable of Casper are, and such notes and accounts payable at the Closing Date will be, bona fide claims by creditors for debts, sales, work performed, or other expenses incurred by Casper.

       4.6 Financial Statements; No Material Adverse Change. Casper has heretofore furnished Group with the financial statements of Casper as of January 31, 1997, in the form of a balance sheet (the "Casper Balance Sheet"), and an income statement and statement of cash flows for the nine-month period then ended(together with the Balance Sheet, the "Casper Financial Statements"). Casper has also heretofore furnished Group with the audited financial statements of Casper as of and for the fiscal year ended April 30, 1996 (the "1996 Financials"). The 1996 Financials and the Casper Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of Casper at the dates thereof and the results of operations and cash flow of Casper for the periods indicated. Except as set forth on Schedule 4.6 attached hereto or for changes that would not have a Material Adverse Effect, since January 31, 1997 (the "Casper Balance Sheet Date"), there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, of Casper.

       4.7 Warranty Claims. Except as set forth on Schedule 4.7 attached hereto, as of the date hereof, there are no warranty claims relating to products at any time sold or services at any time performed by Casper pending or, to the best knowledge of Casper and the Casper Shareholders, threatened, which would have a Material Adverse Effect.

       4.8 Title to Properties; Encumbrances; Condition. Except as set forth on Schedule 4.8 or on any of the other Schedules hereto and except for properties and assets reflected in the Casper Financial Statements or acquired since the Casper Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business, Casper owns outright, and has, and shall at the Closing have, full legal and beneficial title to all of its assets, in each case subject to no Encumbrances except for Permitted Encumbrances. The assets of Casper consist of all properties and assets necessary to operate the Business in the manner it has been operated prior to the date hereof. Except as set forth on Schedule 4.8, each asset of Casper, including without limitation all Equipment, is in good operating condition and repair, subject to ordinary wear and tear, and, to the best knowledge of Casper and the Casper Shareholders, has been maintained in accordance with the manufacturers' specifications, and each asset is, to the best knowledge of Casper and the Casper Shareholders, in compliance with all applicable federal and state laws and regulations. Casper's Inventory consists of items of a quality and quantity usable or saleable in the regular course of business of Casper.

       4.9 Real Property. Casper leases three buildings, which are identified by Casper as Hangars 2, 3 and 4, from the Natrona County International Airport Authority (the "Airport"). Casper also leases land from the Airport on which Casper has constructed and currently owns (i) two buildings, which constitute Casper's main offices and operating facility and are identified as Hangars 3 1/2 and 3 3/4, and (ii) three groups of "T hangars" for storage of airplanes. All of the buildings, structures and real property appurtenances owned or leased by Casper or used in connection with the operation of the Business (the "Casper Operating Facilities") are in good operating condition, and in a state of good maintenance and repair, subject to ordinary wear and tear, except where such condition or maintenance would not have a Material Adverse Effect. The Casper Operating Facilities have adequate rights of ingress and egress for operation of the Business in the ordinary course. No condemnation or similar proceeding is pending or, to the best knowledge of Casper and the Casper Shareholders, threatened, that would preclude or impair the use of the Casper Operating Facilities as used in the prior operation of the Business.

       4.10 Leases. Schedule 4.10 attached hereto contains an accurate and complete list of all Leases to which Casper is a party (as lessee or lessor). Each Lease set forth on Schedule 4.10 is, to the best knowledge of Casper and the Casper Shareholders, in full force and effect; there is no existing default under any of such Leases on the part of Casper or, to the best of Casper's and the Casper Shareholders' knowledge, any other party thereto.

       4.11   Contracts and Commitments.  Except as specifically identified on
Schedule 4.11:

              4.11.1 Casper is not a party to or bound by any loan, credit or similar agreement or any indenture, trust agreement or other instrument relating to any issue of bonds, debentures, notes or other evidences of indebtedness or creating any lien, encumbrance or charge on any of Casper's assets;

              4.11.2 There are no bonus, pension, profit-sharing, retirement, stock option, stock purchase, deferred compensation, hospitalization or insurance plans, or vacation or severance pay plans, or any other plans or arrangements providing benefits to officers, agents or employees of Casper;

              4.11.3 Casper does not have any collective bargaining agreement with any labor union or association or any employment contract or other binding agreement relating to the employment of any of its employees;

              4.11.4 Casper is not a party to any joint venture agreement or other agreement involving the sharing of profits relating to the Business and/or its assets;

              4.11.5 Casper is not a party to any (i) contracts or commitments for capital expenditures outside the ordinary course of business or involving obligations on the part of Casper in amounts inconsistent with those incurred by Casper in the ordinary course of business in accordance with Casper's prior operation of the Business, (ii) lease under which personal property is leased to or from Casper and which is not cancelable by Casper without penalty upon notice of thirty days or less or pursuant to which rentals payable by or to Casper, either individually or in the aggregate, substantially exceed amounts previously incurred by Casper in the ordinary course of business, (iii) continuing contract for the future purchase of Inventory or other materials, supplies, machinery or equipment in excess of the requirements of the Business conducted in the ordinary course, (iv) other contract or agreement which involves an obligation on the part of Casper, either individually or in the aggregate, in excess of amounts previously incurred by Casper in the ordinary course of business or, (v) agreement not made in the ordinary course of business;

              4.11.6 There are no agreements, notes, mortgages, leases, franchises, permits, orders, judgments or decrees to which Casper is a party or by which Casper or any of its assets are bound, which contain any provision which would (i) be violated or contravened by, (ii) cause acceleration of any obligation of Casper as a result of, or (iii) cause or permit the forfeiture of any right or benefit of Casper by reason of, the execution or performance of this Agreement;

              4.11.7 Casper is not party to any Contract limiting the freedom of Casper to engage in any line of business or to compete with any Person;

              4.11.8 Casper is not a party to any agreement which involves $50,000 or more and is not cancelable without penalty within thirty days; and

              4.11.9 There are no persons holding powers of attorney from, or otherwise authorized to act on behalf of, Casper with respect to the Business or Casper's assets except for its respective officers and other management personnel regularly performing their assigned business functions.

       Except as specifically identified on Schedule 4.11, Casper and the Casper Shareholders have no knowledge that any Contract, Lease, or other obligation to which Casper is bound, individually or in the aggregate: (i) will result in a material loss to Casper after the Closing Date; (ii) cannot readily be performed or fulfilled on time without undue or unusual expenditure of money or effort by Casper after the Closing Date, or (iii) under which there exists a default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such default or event would not cause a Material Adverse Effect. Also set forth on Schedule 4.11 is a list of all proposals, except proposals made by Casper's sales people in the ordinary course of business, submitted by Casper to any third party that, if accepted by such third party, would require disclosure on Schedule 4.11.

       A true copy of each written Contract and Lease as well as all other documents evidencing any commitment of Casper required to be set forth on any Schedule hereto has been or will be delivered to Group by Casper no later than five (5) days after execution of this Agreement.

       4.12 Permits. All Permits required in connection with the use, operation or ownership of Casper's assets and the conduct of the Business as currently conducted are listed on Schedule 4.12.

       4.13 Litigation. Except as set forth on Schedule 4.13, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of Casper and the Casper Shareholders, threatened, against or affecting Casper or its properties or rights, and Casper and the Casper Shareholders do not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or to the best knowledge of Casper and the Casper Shareholders, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. Without exception as to materiality or otherwise, Schedule 4.13 lists all claims, if any, that have ever been filed with the FAA with respect to Casper and/or the operation of the Business.

       4.14 Taxes. All federal, state, county, local and other Taxes that are due or will be due and payable by Casper on or before the Closing Date have been paid timely, including, without limitation, all estimated Taxes. All Tax returns and reports required to be filed with all Taxing authorities, and all deposits required by law to be made with respect to (i) Casper's employees' withholding taxes, and (ii) the operations of Casper have been timely made. There are no agreements for the extension of time for the assessment or payment of any amounts of Tax except as set forth on Schedule 4.14 attached hereto, and Casper has not been requested to enter into any such agreement or waiver. Except as set forth on Schedule 4.14, no assessments of Tax deficiencies have been made against Casper, and no examination is pending by the Internal Revenue Service or any other Taxing authority with respect to any of such Tax returns or reports. The Casper Balance Sheet reflects and includes adequate provisions determined in accordance with generally accepted accounting principles consistently applied for the payment in full of any and all Taxes of Casper for the period covered thereby and all prior periods. Casper is not now nor has it ever been a party to any tax allocation or sharing agreement that could result in any liability to Casper.

       4.15 Insurance. Set forth on Schedule 4.15 is a complete list of insurance policies that Casper maintains with respect to its respective businesses, properties or employees. Such policies are in full force and effect and are free from any event which gives rise to a right of termination on the part of the insurance carriers. In the judgment of Casper and the Casper Shareholders, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which Casper and its property and assets are normally exposed in the operation of the Business, subject to customary deductibles and policy limits.

       4.16 Intellectual Property. Schedule 4.16 sets forth all Intellectual Property owned by Casper. The operation of the Business as currently operated requires no rights under Intellectual Property other than rights under Intellectual Property listed on Schedule 4.16 and rights granted to Casper pursuant to agreements listed on Schedule 4.16. Except as otherwise set forth on Schedule 4.16, Casper owns all right, title and interest in the Intellectual Property. No claim has been made and no litigation is pending or, to the best knowledge of Casper and the Casper Shareholders, threatened wherein Casper has been or is accused of infringing or otherwise violating the intellectual property rights of another, or of breaching a contract conveying intellectual property rights.

       4.17 Compliance with Laws. Casper is in compliance with all applicable laws, regulations, orders, judgments and decrees applicable to the Business, except where any noncompliance would not have a Material Adverse Effect.

       4.18 Employment Relations. No collective bargaining agreement is currently being negotiated by Casper.

       4.19   Employee Benefits.

              4.19.1 Schedule 4.19 lists all of the Casper Plans. Except as described in Schedule 4.19, neither Casper nor any other organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o), of the Code of which Casper is a member (the "Casper Controlled Group") has any obligation, contingent or otherwise, covering any of their employees under any employment or consulting agreement or under any executive or employee's compensation plan, agreement or arrangement including, without limitation, any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, or any other pension, retirement, profit sharing, stock option, stock purchase, bonus, savings plan, health, welfare or other employee or former employee benefit plan, program, policy or arrangement (collectively referred to herein as "Casper Plans"). Neither Casper nor any members of the Casper Controlled Group currently sponsors or maintains or has over the prior six (6) years maintained or sponsored any "employee pension benefit plan" as defined in Section 3(2) of ERISA which is subject to Title IV of ERISA or the minimum funding obligations of Section 412 of the Code. There is no voluntary employees' beneficiary association which is implementing any Casper Plan. Except as disclosed in Schedule 4.19, neither Casper nor any member of the Casper Controlled Group nor any fiduciary now or previously acting pursuant to any Casper Plan ("Casper Plan Fiduciary") has breached or otherwise failed to comply with any provision of any Casper Plan, and there are no written and filed claims (other than for benefits in the ordinary course) grievances, audits, investigations or suits pending against Casper, any member of the Casper Controlled Group or any Casper Plan Fiduciary under any Casper Plan. Casper has delivered copies of the following to the Group: (i) collective bargaining agreements or other such contracts relating to the benefits under any Casper Plan and
       (ii) Forms S-8, if any (including any amendments thereto), for any Casper Plan.

              4.19.2 Schedule 4.19 identifies each of the Casper Plans which purports to satisfy the requirements of Section 401(a) of the Code ("Qualified Plans"). A copy of each Qualified Plan and of the most recent determination by the Internal Revenue Service with respect to each of the Qualified Plans has been provided to Group. All of such determination letters remain in effect and have not been revoked.
       Except as described in the Schedule 4.19, no Qualified Plan has been amended since the issuance of the most recent determination letter. Except as disclosed in Schedule 4.19, in all material respects each Qualified Plan has been administered according to its terms, except for those terms which are inconsistent with the changes required by the Code and any regulations and rulings promulgated thereunder for which changes are not yet required to be made, in which case each Qualified Plan has been administered in accordance with the provisions of the Code and such regulations and rulings, and neither the Company nor any member of the Casper Controlled Group or any Casper Plan Fiduciary of any Qualified Plan has taken any action which could adversely affect the qualified status of any Qualified Plan or any related trust.

              4.19.3 With respect to any Casper Plan which is an "employee welfare benefit plan" (within the meaning of ERISA Section 3(1)): (i) each Casper Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in the Code Section 4976(b)) which would subject Casper or any member of the Casper Controlled Group or Group to any taxes under Code
       Section 4976(a); (iii) each Casper Plan which is a group health plan (as such term is defined in Code Section 162(i)(2)) complies and has complied with the applicable requirements of Code Section 4980B; and
       (iv) Casper and each member of the Casper Controlled Group has complied with the reporting and disclosure requirements of ERISA for reports and disclosures required to be reported or disclosed prior to or as of the date hereof. Neither Casper nor the Casper Controlled Group maintains any post-retirement health and life insurance plans for employees and retirees. Casper has no commitment, whether formal or informal and whether legally binding or not, to create any additional Casper Plan or to amend or modify any Casper Plan, and except as provided in Section
       9.8 of this Agreement. No benefits will become payable under any Casper Plan as a result of the consummation of the transactions contemplated hereby. Neither Casper nor any member of the Casper Controlled Group has made or is obligated to make any nondeductible contribution to any Casper Plan.

              4.19.4 The transaction contemplated by this Agreement together with any amounts paid or payable by Casper, or any member of the Casper Controlled Group has not resulted in and will not result in payments to "disqualified individuals" (as defined in Section 280G(c) the Code) of Casper or the Casper Controlled Group which, individually or in the aggregate, will constitute "excess parachute payments" (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.

              4.19.5 The sole trustee of the ESOP is Fred Werner, who has been properly appointed and designated to serve in that capacity.

       4.20   Environmental Laws and Regulations.  Except as set forth on
Schedule 4.20, (i) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, the real property owned, leased or used by Casper, its authorized agents or its independent contractors (including suppliers) or any property adjoining such real property, (ii) Hazardous Materials have not been disposed, discharged, injected, spilled, leaked, leached, dumped, emitted, escaped, emptied, allowed to seep, placed and the like, into or upon any land or water or air, or otherwise allowed to enter into the environment (collectively, "Releases") by Casper, its authorized agents or its independent contractors (including suppliers) on such real property or any other property, (iii) Casper is, to the best knowledge of Casper and the Casper Shareholders, in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to such real property and to Casper's operations conducted thereon, (iv) there are no pending or, to the best knowledge of Casper and the Casper Shareholders, threatened Environmental Claims against Casper or involving such real property,
(v) there are no facts or present or past circumstances, conditions or occurrences on such real property known to Casper or the Casper Shareholders that reasonably could be anticipated (A) to form the basis of an Environmental Claim against Casper or any owner or operator of such real property, or (B) to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law, (vi) there are not now and, to the best knowledge of Casper and the Casper Shareholders, there never have been any underground storage tanks located on such real property, and (vii) Casper has not in the ordinary course of business transported, treated, disposed of or stored Hazardous Materials.

       4.21   Interests in Customers and Suppliers.  Except as set forth on
Schedule 4.21 attached hereto, Casper does not possess, directly or indirectly, any financial interest in, nor is any Person associated with Casper a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, or competitor of Casper.

       4.22 Compensation of Employees. Set forth on Schedule 4.22 is a complete list of all employees of Casper showing (i) such individuals' total compensation from Casper for the fiscal year ended on the Casper Balance Sheet Date and (ii) compensation and salary rates for the current fiscal year.
Except as set forth on Schedule 4.22, no employee of Casper has been promised a bonus or an increase in salary to take effect subsequent to the date hereof.

       4.23 Suppliers and Customers. The relationship of Casper with each of such suppliers and customers as of the date of this Agreement is, to the best knowledge of Casper and the Casper Shareholders, a good commercial working relationship, and except as set forth on Schedule 4.23, no significant supplier or customer has canceled or otherwise terminated or, to the best knowledge of Casper and the Casper Shareholders, threatened to cancel or otherwise terminate its relationship with Casper since the beginning of the latest full fiscal year of Casper.

       4.24 Absence of Changes. Except as set forth on Schedule 4.24, since the Balance Sheet Date there has not been any:

              4.24.1 sale, assignment, pledge, hypothecation or other transfer of any of Casper's assets or properties except in the ordinary course of business as conducted since that date;

              4.24.2 any Material Adverse Effect or any condition or contingency that might reasonably be expected to result in any Material Adverse Effect;

              4.24.3 termination of or material amendment to any Contract or Lease except as reflected by any applicable Schedule;

              4.24.4 increase in compensation payable or paid to, or any employment, bonus or compensation agreement entered into with, any officer, director, employee, agent or independent contractor of Casper other than in the ordinary course of business;

              4.24.5 declaration or making, or agreement to declare or make, any payment of dividends or distributions of any assets of any kind or purchase, redemption or other acquisition, or agreement to purchase, redeem or otherwise acquire, directly or indirectly, any of Casper's outstanding capital stock; or merger, consolidation or agreement to merge or consolidate with any other entity;

              4.24.6 agreement or arrangement creating any preferential rights to purchase any of Casper's capital stock or assets or requiring the consent of any party to the transfer or assignment of any of Casper's capital stock or assets;

              4.24.7 other than in the ordinary course of business, a material change in the amount of all notes and accounts receivable of Casper or other fees or debts due to Casper or the allowances with respect thereto, or the payables of Casper to trade accounts and other creditors by Casper, from that reflected in the Balance Sheet;

              4.24.8 other Contract or transaction entered into or agreed to by Casper other than in the ordinary course of business; or

              4.24.9 agreement by Casper to do any of the things described in the preceding Sections 4.24.1 through 4.24.8, except as contemplated in this Agreement.

       4.25 Disclosure. This Agreement, the Financial Statements, any Schedule, Exhibit or certificate attached hereto or delivered by Casper or the Casper Shareholders in accordance with the terms hereof do not contain any untrue statement of a material fact the existence of which results or reasonably could be expected to result in a Material Adverse Effect.

       4.26   Broker's or Finder's Fees.  If the Closing occurs, FBO Resources
Group, Inc. ("FRG") will be entitled to receive a fee payable by Casper.   No
other Person acting on behalf of Casper or the Casper Shareholders is, or will be, entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby. The Casper Shareholders agree to indemnify and hold harmless Group and Casper from any losses or liabilities that may arise as a result of any claims, demands or causes of action for any such fee or commission, other than the fee payable to FRG and credited against the Casper Purchase Price.

       4.27 Government Contracts. Except as set forth on Schedule 4.27, Casper does not have any Contracts with any agency of the Government of the United States or supply any services to any of the military services of the United States or the Department of Defense or have a facility security clearance under the Department of Defense Industrial Security Program.

       4.28 Copies of Documents. Casper and the Casper Shareholders have made available for inspection and copying by Group and its advisers, true, complete and correct copies of all documents referred to in this Article IV or in any Schedule attached hereto.

       4.29 Subsidiaries. Casper has only one subsidiary, Casper Flying Service, a Wyoming corporation. Casper owns all of the issued and outstanding capital stock of the Subsidiary, free and clear of all Encumbrances and rights of others. There are no outstanding subscriptions, options, convertible securities, indebtedness convertible into equity securities, warrants, calls or rights of any kind (issued, contracted for, granted by, or binding upon Subsidiary) to purchase or otherwise acquire any security of or equity interest in Subsidiary. All of the representations and warranties contained in this
Article IV (except Sections 4.1 and 4.2), and when referenced throughout this Agreement, shall be construed to include the Subsidiary within the term "Casper" for all purposes.

       4.30 Bank Accounts. Attached as Schedule 4.30 is a true and complete listing of all bank accounts, savings accounts, brokerage accounts and investment accounts and for each of such accounts the names of the individuals authorized to withdraw funds or investments from such account.

                                   ARTICLE V
                   SECURITIES REPRESENTATIONS AND WARRANTIES

       Each Casper Shareholder, as to Section 5.1, and each of Werner and the ESOP, as to Sections 5.2 through 5.7, represents and warrants to Group, severally and not jointly, as follows:

       5.1 Authorization and Validity of Agreement. The Casper Shareholder has full legal capacity to execute and deliver this Agreement, to perform his or its obligations hereunder and to consummate the transactions contemplated hereby. Each trust Casper Shareholder has full trust power and authority to make, execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Casper Shareholder and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Casper Shareholder or by its trustee, and no other action on the part of the Casper Shareholder is necessary to authorize the execution, delivery and performance of this Agreement by the Casper Shareholder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Casper Shareholder and is a valid and binding obligation of the Casper Shareholder enforceable against the Casper Shareholder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

       5.2 Securities Laws. Each of Werner and the ESOP acknowledges that the Group Stock to be issued by Group hereunder constitutes securities under the Securities Act of 1933, as amended ("Securities Act"), and the applicable state securities laws (collectively, "Acts") and has not been registered for sale to Werner and the ESOP under the Securities Act or the Acts in reliance on available exemptions from the registration requirements thereof.

       5.3 Accredited Investor. Each of Werner and the ESOP is an "accredited investor" as that term is defined in Section 501 of Regulation D promulgated under the Securities Act.

       5.4 Knowledge and Experience. The Casper Shareholder has such knowledge and experience in financial and business matters that such Casper Shareholder is capable of evaluating the merits and risks of such Casper Shareholder's participation in the transactions contemplated hereby. The Casper Shareholder has had access to and an opportunity to inspect all relevant information relating to Group sufficient to enable the Casper Shareholder to evaluate the merits and risks of the Casper Shareholder's participation in such transactions. The Casper Shareholder also has had adequate opportunity to ask questions and receive answers respecting, and to obtain such additional information as the Casper Shareholder has desired regarding, the business, financial condition and affairs of Group.

       5.5 Investment Purpose. The acquisition by Werner or the ESOP of securities of Group issued hereunder is for such Casper Shareholder's own account, is for investment purposes, and is without a view to, and not for offer or sale for Group in connection with, any distribution of securities of Group. Each of Werner and the ESOP is not participating and does not have a participation in any such distribution or the underwriting of any such distribution.

       5.6 Holding Period. Each of Werner and the ESOP understands that the securities of Group to be issued hereunder must be held for an indefinite period of time and cannot be sold or transferred unless such securities are subsequently registered under the Acts or exemptions from the registration requirements thereof are available.

       5.7 Legend. Each of Werner and the ESOP acknowledges that Group will place on the certificates representing securities to be issued by Group hereunder a legend stating that such securities have not been registered under the Acts and setting forth or referring to the restrictions on the transferability and sale thereof.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF GROUP

       Group hereby represents and warrants to each of the Casper Shareholders as follows:

       6.1 Existence and Good Standing; Power and Authority. Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Group has full corporate power and authority to make, execute, deliver and perform this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all required corporate action of Group. This Agreement has been duly executed and delivered by Group and is a valid and binding obligation of Group enforceable against Group, in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

       6.2 Capitalization. The authorized capital stock of Group consists of 15,000,000 shares of capital stock, of which 10,000,000 shares are common stock, par value $0.01 per share, and 5,000,000 are preferred stock, par value $0.01 per share. Group currently has 1,600,250 shares of common stock that are issued and outstanding. Except as set forth in Schedule 6.2, Group has no options, securities, warrants or other equity or debt instruments convertible or exercisable into any equity interest in Group. When issued and paid for in accordance with the terms of this Agreement, the shares of Group Stock to be issued to the Casper Shareholders shall be fully paid and nonassessable.

       6.3 No Violations. The execution, delivery and performance of this Agreement by Group and the consummation by Group of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (i) violate, conflict with, or result in a breach or default under any provision of the charter or bylaws of Group; (ii) to the best knowledge of Group, violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Group or by which any of its properties or assets may be bound; (iii) to the best knowledge of Group, require any filing by Group with, or require Group to obtain any permit, consent or approval of, or require Group to give any notice to, any governmental or regulatory body, agency or authority or any third party; or (iv) result in a violation or breach by Group of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Group (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Group pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Group is a party, or by which Group or any of its properties or assets may be bound, except in the case of clauses (ii),
(iii) and (iv) of this Section 6.3 for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a Material Adverse Effect.

       6.4 Broker's or Finder's Fees. No Person acting on behalf of Group is, or will be, entitled to any fee, commission or broker's or finder's fee in connection with this Agreement or any of the transactions contemplated hereby.

       6.5 Receivables and Payables. Schedule 6.5 lists all notes receivable, notes payable, accounts receivable and accounts payable of Group. Except as reflected on Schedule 6.5, all notes receivable and accounts receivable of Group are, and such notes and accounts receivable at the Closing Date will be, (i) bona fide claims against debtors for debts, sales, work performed or other charges, (ii) to the best knowledge of Group, subject to no defenses, set-offs or counterclaims, and (iii) to the best knowledge of Group, collectible. Except as reflected on Schedule 6.5, all notes payable and accounts payable of Group are, and such notes and accounts payable at the Closing Date will be, bona fide claims by creditors for debts, sales, work performed, other expenses incurred by Group.

       6.6 Financial Statements; No Material Adverse Change. Group has heretofore furnished Casper or its representatives with the audited financial statements of Group as of June 30, 1996 for the nine-month period then ended. In addition, Group has heretofore furnished Casper or its representatives with the financial statements of Group as of March 31, 1997, in the form of a balance sheet (the "Group Balance Sheet"), and an income statement and statement of cash flows for the six-month period then ended relating to the audited balance sheet (together with the Balance Sheet, the "Group Financial Statements"). The Group Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of Group at the dates thereof and the results of operations and cash flow of Group for the period indicated. Except as set forth on Schedule 6.6 attached hereto or for changes that would not have a Material Adverse Effect, since March 31, 1997 (the "Group Balance Sheet Date"), there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, of Group.

       6.7 Warranty Claims. Except as set forth on Schedule 6.7 attached hereto, as of the date hereof, there are no warranty claims relating to products at any time sold or services at any time performed by Group pending or, to the best knowledge of Group, threatened that would have a Material Adverse Effect.

       6.8 Title to Properties; Encumbrances; Condition. Except as set forth on Schedule 6.8 or on any of the other Schedules hereto and except for properties and assets reflected in the Group Financial Statements or acquired since the Group Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business, Group owns outright, and has, and shall at the Closing have, full legal and beneficial title to all of its assets, in each case subject to no Encumbrances except for Permitted Encumbrances. The assets of Group consist of all properties and assets necessary to operate the Business in the manner it has been operated prior to the date hereof. Except as set forth on Schedule 6.8, each asset of Group is in good operating condition and repair, subject to ordinary wear and tear, and, to the best knowledge of Group, has been maintained in accordance with the manufacturers' specifications, and each asset is, to the best knowledge of Group, in compliance with all applicable federal and state laws and regulations. Group's Inventory consists of items of a quality and quantity usable or saleable in the regular course of business of Group.

       6.9 Real Property. Group owns no real property. All of the buildings, structures and real property appurtenances leased by Group or used in connection with the operation of its business (the "Group Operating Facilities") are in good operating condition, and in a state of good maintenance and repair, subject to ordinary wear and tear, except where such condition or maintenance would not have a Material Adverse Effect. The Group Operating Facilities have adequate rights of ingress and egress for operation of Group's business in the ordinary course. No condemnation or similar proceeding is pending or, to the best knowledge of Group, threatened, which would preclude or impair the use of the Group Operating Facilities as used in the prior operation of its business.

       6.10 Leases. Schedule 6.10 attached hereto contains an accurate and complete list of all Leases to which Group is a party (as lessee or lessor). Each Lease set forth on Schedule 6.10 is, to the best knowledge of Group, in full force and effect; there is no existing default under any of such Leases on the part of Group or, to the best of Group's knowledge, any other party thereto.

       6.11   Contracts and Commitments.  Except as specifically identified on
Schedule 6.11:

              6.11.1 Group is not a party to or bound by any loan, credit or similar agreement or any indenture, trust agreement or other instrument relating to any issue of bonds, debentures, notes or other evidences of indebtedness or creating any lien, encumbrance or charge on any of Group's assets;

              6.11.2 There are no bonus, pension, profit sharing, retirement, stock option, stock purchase, deferred compensation, hospitalization or insurance plans, or vacation or severance pay plans, or any other plans or arrangements providing benefits to officers, agents or employees of Group;

              6.11.3 Group does not have any collective bargaining agreement with any labor union or association or any employment contract or other binding agreement relating to the employment of any of its employees;

              6.11.4 Group is not a party to any joint venture agreement or other agreement involving the sharing of profits relating to its business and/or its assets;

              6.11.5 Group is not a party to any (i) contracts or commitments for capital expenditures outside the ordinary course of business or involving obligations on the part of

       Group in amounts inconsistent with those incurred by Group in the ordinary course of business in accordance with Group's prior operation of its business, (ii) lease under which personal property is leased to or from Group and which is not cancelable by Group without penalty upon notice of thirty days or less or pursuant to which rentals payable by or to Group, either individually or in the aggregate, substantially exceed amounts previously incurred by Group in the ordinary course of business,
       (iii) continuing contract for the future purchase of Inventory or other materials, supplies, machinery or equipment in excess of the requirements of its business conducted in the ordinary course, (iv) other contract or agreement which involves an obligation on the part of Group, either individually or in the aggregate, in excess of amounts previously incurred by Group in the ordinary course of business or, (v) agreement not made in the ordinary course of business;

              6.11.6 There are no agreements, notes, mortgages, leases, franchises, permits, orders, judgments or decrees to which Group is a party or by which Group or any of its assets are bound, which contain any provision which would (i) be violated or contravened by, (ii) cause acceleration of any obligation of Group as a result of, or (iii) cause or permit the forfeiture of any right or benefit of Group by reason of, the execution or performance of this Agreement;

              6.11.7 Group is not party to any Contract limiting the freedom of Group to engage in any line of business or to compete with any Person;

              6.11.8 Group is not a party to any agreement that involves $50,000 or more and is not cancelable without penalty within thirty days; and

              6.11.9 There are no persons holding powers of attorney from, or otherwise authorized to act on behalf of, Group with respect to its business or Group's assets except for its respective officers and other management personnel regularly performing their assigned business functions.

       Except as specifically identified on Schedule 6.11, Group has no knowledge that any Contract, Lease, or other obligation to which Group is bound, individually or in the aggregate: (i) will result in a material loss to Group after the Closing Date; (ii) cannot readily be performed or fulfilled on time without undue or unusual expenditure of money or effort by Group after the Closing Date, or (iii) is not in full force and effect and under which there exists a default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such default or event would not cause a Material Adverse Effect. Also set forth on Schedule 6.11 is a list of all proposals, except proposals made by Group's sales people in the ordinary course of business, submitted by Group to any third party that, if accepted by such third party, would require disclosure on Schedule 6.11.

       A true copy of each written Contract and Lease as well as all other documents evidencing any commitment of Group required to be set forth on any Schedule hereto has been or will be delivered to Casper by Group no later than five (5) days after execution of this Agreement.

       6.12 Permits. All Permits required in connection with the use, operation or ownership of Group's assets and the conduct of its business as currently conducted are listed on Schedule 6.12.

       6.13 Litigation. Except as set forth on Schedule 6.13, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of Group, threatened, against or affecting Group or its properties or rights, and Group do not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or to the best knowledge of Group, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. Without exception as to materiality or otherwise, Schedule 6.13 lists all claims, if any, that have ever been filed with the FAA with respect to Group and/or the operation of the Business.

       6.14 Taxes. All federal, state, county, local and other Taxes that are due or will be due and payable by Group on or before the Closing Date have been paid timely, including, without limitation, all estimated Taxes. All Tax returns and reports required to be filed with all Taxing authorities, and all deposits required by law to be made with respect to (i) Group's employees' withholding taxes, and (ii) the operations of Group have been timely made. There are no agreements for the extension of time for the assessment or payment of any amounts of Tax, except as set forth on Schedule 6.14 attached hereto, and Group has not been requested to enter into any such agreement or waiver. Except as set forth on Schedule 6.14, no assessments of Tax deficiencies have been made against Group and no examination is pending by the Internal Revenue Service or any other Taxing authority with respect to any of such Tax returns or reports. The Group Balance Sheet reflects and includes adequate provisions determined in accordance with generally accepted accounting principles consistently applied for the payment in full of any and all Taxes of Group for the period covered thereby and all prior periods. Group is not now nor has it ever been a party to any Tax allocation or sharing agreement that could result in any liability to Group.

       6.15 Insurance. Set forth on Schedule 6.15 is a complete list of insurance policies that Group maintains with respect to its respective businesses, properties or employees. Such policies are in full force and effect and are free from any right of termination on the part of the insurance carriers. In the judgment of Group, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which Group and its property and assets are normally exposed in the operation of its business, subject to customary deductibles and policy limits.

       6.16 Intellectual Property. Schedule 6.16 sets forth all Intellectual Property owned by Group. As currently operated, Group's business requires no rights under Intellectual Property other than rights under Intellectual Property listed on Schedule 6.16 and rights granted to Group pursuant to agreements listed on Schedule 6.16. Except as otherwise set forth on
Schedule 6.16, Group owns all right, title and interest in the Intellectual Property. No claim has been made and no litigation is pending or, to the best knowledge of Group, threatened wherein Group has been or is accused of infringing or otherwise violating the intellectual property rights of another, or of breaching a contract conveying intellectual property rights.

       6.17 Compliance with Laws. Group is in compliance with all applicable laws, regulations, orders, judgments and decrees applicable to its business, except where any noncompliance would not have a Material Adverse Effect.

       6.18 Employment Relations. Group is not engaged in any unfair labor practice. Group has not been notified of any grievance and no arbitration proceeding arising out of or under any collective bargaining agreement is pending. No collective bargaining agreement is currently being negotiated by Group.

       6.19 Employee Benefit Plans. None of Group's Employee Benefit Plans are subject to Title IV of ERISA or the minimum funding obligations of Section 412 of the Code, and Group and any entity required to be aggregated therewith pursuant to Section 414(b) or (c) of the Code have no liability under Title IV of ERISA or under Section 412(f) or 412(n) of the Code.

       6.20   Environmental Laws and Regulations.  Except as set forth on
Schedule 6.20, (i) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, the real property owned, leased or used by Group, its authorized agents or its independent contractors (including suppliers) or any property adjoining such real property, (ii) Hazardous Materials have not been disposed, discharged, injected, spilled, leaked, leached, dumped, emitted, escaped, emptied, allowed to seep, placed and the like, into or upon any land or water or air, or otherwise allowed to enter into the environment (collectively, "Releases") by Group, its authorized agents or its independent contractors (including suppliers) on such real property or any other property, (iii) Group is, to the best knowledge of Group, in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to such real property and to Group's operations conducted thereon, (iv) there are no pending or, to the best knowledge of Group, threatened Environmental Claims against Group or involving such real property, (v) there are no facts or present or past circumstances, conditions or occurrences on such real property known to Group that reasonably could be anticipated (A) to form the basis of an Environmental Claim against Group or any owner or operator of such real property, or (B) to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law, (vi) there are not now and, to the best knowledge of Group, there never have been any underground storage tanks located on such real property, and (vii) Group has not in the ordinary course of business transported, treated, disposed of or stored Hazardous Materials.

       6.21   Interests in Customers and Suppliers.  Except as set forth on
Schedule 6.21 attached hereto, Group does not possess, directly or indirectly, any financial interest in, nor is any Person associated with Group a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, or competitor of Group.

       6.22 Compensation of Employees. Set forth on Schedule 6.22 is a complete list of all employees of Group showing (i) such individuals' total compensation from Group for the fiscal year ended on the Group Balance Sheet Date and (ii) compensation and salary rates for the current fiscal year. Except as set forth on Schedule 6.22, no employee of Group has been promised a bonus or an increase in salary to take effect subsequent to the date hereof.

       6.23 Suppliers and Customers. The relationship of Group with each of such suppliers and customers as of the date of this Agreement is, to the best knowledge of Group, a good commercial working relationship, and except as set forth on Schedule 6.23, no significant supplier or customer has cancelled or otherwise terminated or, to the best knowledge of Group, threatened to cancel or otherwise terminate its relationship with Group since the beginning of the latest full fiscal year of Group.

       6.24 Absence of Changes. Except as set forth on Schedule 6.24, since the Group Balance Sheet Date there has not been any:

              6.24.1 sale, assignment, pledge, hypothecation or other transfer of any of Group's assets or properties except in the ordinary course of business as conducted since that date;

              6.24.2 any Material Adverse Effect or any condition or contingency that might reasonably be expected to result in any Material Adverse Effect;

              6.24.3 termination of or material amendment to any Contract or Lease except as reflected by any applicable Schedule;

              6.24.4 increase in compensation payable or paid to, or any employment, bonus or compensation agreement entered into with, any officer, director, employee, agent or independent contractor of Group other than in the ordinary course of business;

              6.24.5 declaration or making, or agreement to declare or make, any payment of dividends or distributions of any assets of any kind or purchase, redemption or other acquisition, or agreement to purchase, redeem or otherwise acquire, directly or indirectly, any of Group's outstanding capital stock; or merger, consolidation or agreement to merge or consolidate with any other entity;

              6.24.6 agreement or arrangement creating any preferential rights to purchase any of Group's capital stock or assets or requiring the consent of any party to the transfer or assignment of any of Group's capital stock or assets;

              6.24.7 other than in the ordinary course of business, a material change in the amount of all notes and accounts receivable of Group or other fees or debts due to Group or the allowances with respect thereto, or the payables of Group to trade accounts and other creditors by Group, from that reflected in the Group Balance Sheet;

              6.24.8 other Contract or transaction entered into or agreed to by Group other than in the ordinary course of business; or

              6.24.9 agreement by Group to do any of the things described in the preceding Sections 6.24.1 through 6.24.8, except as contemplated in this Agreement.

       6.25 Disclosure. This Agreement, the Group Financial Statements, any Schedule, Exhibit or certificate attached hereto or delivered by Group in accordance with the terms hereof do not contain any untrue statement of a material fact the existence of which results or reasonably could be expected to result in a Material Adverse Effect.

       6.26 Government Contracts. Except as set forth on Schedule 6.26, Group does not have any Contracts with any agency of the Government of the United States or supply any services to any of the military services of the United States or the Department of Defense or have a facility security clearance under the Department of Defense Industrial Security Program.

       6.27 Copies of Documents. Group has made available for inspection and copying by Casper and its advisers, true, complete and correct copies of all documents referred to in this Article VI or in any Schedule attached hereto.

       6.28 Subsidiaries. Group has only three subsidiaries, Tri-Star Airlines Services, Inc., Tri-Star Aircraft Services, Inc. and Pride Aviation, Inc.

                                  ARTICLE VII
                        CONDITIONS TO THE OBLIGATIONS OF
                       CASPER AND THE CASPER SHAREHOLDERS

       The obligations of Casper and the Casper Shareholders under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Casper and the Casper Shareholders) on or prior to the Closing Date of all of the following conditions:

       7.1 Truth of Representations and Warranties. The representations and warranties of Group contained in this Agreement shall be true and correct in all material respects on and as of the

Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Group shall have delivered to Casper on the Closing Date a certificate of an authorized officer of Group, dated the Closing Date, to such effect.

       7.2 Performance of Agreements. Each and all of the agreements and covenants of Group to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed in all material respects, and Group shall have delivered to Casper a certificate of an authorized officer of Group, dated the Closing Date, to such effect and evidencing the incumbency of all officers executing any documents in connection with the Closing.

       7.3 No Litigation Threatened. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Group shall have delivered to Casper a certificate of an authorized officer of Group, dated the Closing Date, to such effect to the best knowledge of such officer.

       7.4 Consents. All governmental and third party consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

       7.5 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Casper and its counsel, and Casper shall have received copies of all such documents and other evidence as they or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

       7.6 Legal Opinion. Group shall have delivered to Casper the opinion of Bracewell & Patterson, L.L.P., counsel to Group, addressing the matters set forth in Exhibit B attached hereto, which opinion shall be acceptable to Casper and its counsel.

       7.7 Registration of Group Stock. Group shall have caused the Group Stock to be registered under the Securities Act for resale by Werner and the ESOP.

                                  ARTICLE VIII
                       CONDITIONS TO GROUP'S OBLIGATIONS

       The obligations of Group under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Group) on or prior to the Closing Date of all of the following conditions:

       8.1 Truth of Representations and Warranties. The representations and warranties of Casper and the Casper Shareholders contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date. The Casper Shareholders and Casper shall have delivered to Group on the Closing Date a certificate executed by each of the Casper Shareholders, an authorized officer of Casper, respectively, dated the Closing Date, to such effect.

       8.2 Performance of Agreements. Each and all of the agreements and covenants of Casper and the Casper Shareholders to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed in all material respects. The Casper Shareholders and Casper shall have delivered to Group a certificate of each of the Casper Shareholders and an authorized officer of Casper, respectively, dated the Closing Date, to such effect. The certificates of Casper shall also evidence the incumbency of all officers of Casper executing any documents in connection with the Closing.

       8.3 No Litigation Threatened. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby. The Casper Shareholders and Casper shall have delivered to Group a certificate of each of the Casper Shareholders, an authorized officer of Casper, dated the Closing Date, to such effect to the best knowledge of such officer.

       8.4 Consents. All governmental and third party consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including without limitation each of the consents referred to on Schedule 4.4 attached hereto shall have been obtained. Group shall have received the approval of its Board of Directors to consummate the transactions contemplated hereby.

       8.5 Due Diligence. Group, through its officers and directors and its legal and other representatives, shall have concluded a due diligence review of Casper satisfactory to Group in its sole discretion.

       8.6 Legal Opinion. Casper and the Casper Shareholders shall have delivered to Group the opinion of Brown, Drew, Massey & Sullivan, counsel to Casper, addressing the matters set forth in Exhibit C attached hereto, which opinions shall be acceptable to Group and its counsel.

       8.7 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Group and its counsel, and Group shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

       8.8 Payment of Receivables. On the Closing Date, Werner shall use a portion of the cash that he receives from Group as payment of the Casper Purchase Price to pay to Casper all inter-company receivables or other payables owed to Casper by Werner, his relatives or any other entities owned or controlled by Werner or his relatives ("Inter-Company Receivables"). Werner may offset against the amount owed to Casper for Inter-Company Receivables the fair market value (as agreed by Casper and Group) of Werner's 1984 Cessna 402C airplane if he assigns title to such plane to Casper at the Closing.

       8.9 Reinstatement of FBO Agreement. Casper shall have delivered to Group evidence satisfactory to Group that the Airport FBO Agreement has been reinstated until at least 1999.

                                   ARTICLE IX
                COVENANTS OF CASPER AND THE CASPER SHAREHOLDERS

       Casper and the Casper Shareholders hereby covenant and agree with Group as follows:

       9.1 Cooperation. Casper and the Casper Shareholders shall use their reasonable best efforts to cooperate with Group to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Casper and the Casper Shareholders to effect the transactions contemplated hereby. Casper and the Casper Shareholders shall otherwise use their reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which they have control to be satisfied. Casper and the Casper Shareholders further agree to deliver to Group prompt written notice of any event or condition known to or discovered by Casper or the Casper Shareholders, which if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations and warranties of Casper or the Casper Shareholders contained herein being untrue in any material respect.

       9.2 Conduct of Business. Except as Group may otherwise consent to in writing, between the date hereof and the Closing Date, Casper shall (i) conduct the Business only in the ordinary course, (ii) use its reasonable efforts to keep available the services of Casper's employees and maintain Casper's current relationships with licensors, suppliers, lessors, distributors, customers, clients and others, (iii) maintain, consistent with past practice and good business judgment, all of Casper's assets in customary repair, order and condition, ordinary wear and tear excepted, and insurance upon all of its assets used in the conduct of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, to the extent available at current premiums, and (iv) maintain its Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice.

       9.3 Negative Covenants of Casper and the Casper Shareholders. From and after December 31, 1996 and through the Closing Date and except with the specific prior written consent of Group, Casper and the Casper Shareholders covenant and agree as follows:

              9.3.1 Casper shall not sell, transfer or dispose of any of its assets other than in the ordinary course of business; provided, however, that any sale, transfer or disposition of any of its assets in the ordinary course of business shall not exceed assets valued at more than $10,000 in the aggregate and shall not be made to any of the Casper Shareholders.

              9.3.2 Casper shall not make any distributions or dividends of cash or other property to the Casper Shareholders.

              9.3.3 Casper shall not make, declare or pay any bonuses to any of the officers or directors of Casper or other payments to such persons not in the ordinary course of business.

              9.3.4 Casper shall not grant an Encumbrance (except a Permitted Encumbrance) on any of the assets of Casper or allow any such Encumbrance (except a Permitted Encumbrance) to occur or to be created.

              9.3.5 Except in the ordinary course of business, Casper shall not acquire any tangible properties or assets.

              9.3.6 Except in the ordinary course of business, Casper shall not enter into any employment and/or any independent contractor agreements relating to services to be rendered in connection with the Business or any of their assets.

              9.3.7 Except in the ordinary course of business, Casper shall not amend, modify or terminate any of its Contracts, Leases or other agreements.

              9.3.8 Casper shall not enter into any undertaking with respect to the operation of its assets or the Business except in the ordinary course of business and consistent with past practices.

              9.3.9 The Casper Shareholders shall not sell, transfer or dispose of any of the Casper Stock or grant or allow an Encumbrance thereon.

       9.4 Exclusive Dealing. During the period from the date of this Agreement to the Final Termination Date (as defined in Section 12.1.2), Casper and the Casper Shareholders shall not take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to any Person other than Group, concerning (i) the sale, transfer or disposal of all or any material part of the assets of Casper,
(ii) a merger of Casper, (iii) the sale, transfer or disposal of any of the Casper Stock, or (iv) any similar transaction involving Casper or the Casper Shareholders (collectively, a "Prohibited Transaction"). Casper and the Casper Shareholders shall immediately notify Group of any inquiries or proposals made by any Person other than Group with respect to a Prohibited Transaction. Prior to the Final Termination Date (as defined in Section

12.1.2), Casper and the Casper Shareholders shall not enter into any definitive agreements with respect to any Prohibited Transaction.

       9.5 Review of the Assets. Casper and the Casper Shareholders agree that Group may, prior to the Closing Date, through its representatives, review
(i) the assets and liabilities of Casper, (ii) the complete working papers of the certified public accountants of Casper used in their preparation of financial statements for Casper, and (iii) the Books and Records of Casper and otherwise review the financial and legal condition of Casper as Group or its representatives deem necessary or advisable to familiarize itself or themselves with the Business and related matters; such review shall not, however, affect the representations and warranties made by Casper and the Casper Shareholders hereunder or the remedies of Group for breaches of those representations and warranties. Such review and inspection shall occur only during normal business hours upon reasonable notice by Group. Casper shall permit Group and its representatives to have, after the execution of this Agreement, full access to those employees of Casper who can furnish Group with financial and operating data and other information with respect to the Business as Group shall from time to time reasonably request.

       9.6 Consents. Casper and the Casper Shareholders covenant to obtain as soon as practicable after execution of this Agreement all governmental and third party consents and approvals necessary to permit the performance of their respective obligations to consummate the transactions contemplated by this Agreement.

       9.7 Further Assurances. At any time or from time to time after the Closing Date, Casper and the Casper Shareholders shall, at the reasonable request of Group and at Group's expense, execute and deliver any further instruments or documents and take all such further action as Group may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement.

       9.8 ESOP. As soon as practicable after the date hereof, Casper and its appropriate Casper Plan Fiduciaries shall take all actions necessary to authorize the ESOP to transact the following transactions immediately prior to the Closing and the following shall be transacted by the ESOP immediately prior to the Closing and the completion of the transactions is a condition to the
Closing:

              9.8.1 All shares of Casper Stock, which have been acquired by the ESOP with the proceeds of a loan ("ESOP Loan") and which are maintained in a suspense account and not allocated to ESOP participants' accounts, shall be exchanged with Casper for the outstanding balance of the ESOP Loan so that immediately prior to the Closing the ESOP's and/or ESOP's only asset shall be the Casper Stock allocated to ESOP participants' accounts, and the ESOP shall have no liabilities.

              9.8.2 Any and all actions necessary for the ESOP to sell all Casper Stock allocated to ESOP participants' accounts at Closing as set forth in Section 2.1 in accordance with

       ERISA and the Code shall be completed prior to Closing, including but not limited to, any Casper Plan Fiduciary actions required and an independent appraisal of such Casper Stock.

              9.8.3 Casper shall terminate the ESOP subject to the receipt of a letter from the Internal Revenue Service stating that the ESOP is a qualified plan under Section 401(a) of the Code upon its termination ("IRS Qualification Letter"), and the effective date of such termination of the ESOP shall be the day Casper receives the IRS Qualification Letter from the Internal Revenue Service. Casper agrees to amend the ESOP and take whatever additional action is necessary to cease all distributions from the ESOP commencing on the date hereof and ending when the following occurs (i) Casper receives an IRS Qualification Letter upon the ESOP's termination and (ii) any distributions from the ESOP are covered by an effective registration statement filed with the Commission and any applicable state securities authorities or Casper and Group have received an opinion of counsel, satisfactory to Group, to the effect that such distribution is exempt from registration under applicable federal and state securities laws.

              9.8.4 Werner agrees to serve as a trustee of the ESOP until termination of the ESOP and final distribution of the ESOP's assets to its participants, and Casper and Group agree not to remove Werner from such capacity so long as he continues to perform his duties as trustee in good faith.

       9.9 Airport FBO Agreement. Casper agrees to use best efforts to obtain a reinstatement until at least 1999 of the Operating Agreement (the "Airport FBO Agreement") dated as of September 8, 1992 between Casper and the Board of Trustees of Natrona County International Airport relating to the conduct of fixed base operations at the Natrona County International Airport by Casper, which expired by its terms on December 31, 1994.

       9.10 Payable to Y.E. Werner. Werner is a party to a Contract of Sale dated April 1, 1976 between Y.E. Werner, Frederick D. Werner and Wayne Werner, as amended by Amendment to Contract of Sale dated April 30, 1981 (the "Werner Contract"), pursuant to which Werner is obligated to pay $3,000 per month to Y.E. Werner. The outstanding balance payable by Werner under the Werner Contract is listed as a notes payable on the balance sheet for Casper. Upon the Closing, Werner agrees to use the cash proceeds received by him to pay in full the outstanding balance payable to Y.E. Werner and to indemnify and hold harmless Casper from any loss or liability arising from the Werner Contract.

                                   ARTICLE X
                               COVENANTS OF GROUP

       Group hereby covenants and agrees with Casper and the Casper Shareholders as follows:

       10.1 Cooperation by Group. Group will use its reasonable best efforts, and will cooperate with Casper and the Casper Shareholders, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Group to effect the transactions contemplated on its part hereby, and Group will otherwise use its reasonable best efforts to cause and consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Group further agrees to deliver to Casper prompt written notice of any event or condition known to or discovered by Group, which if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations or warranties of Group contained herein being untrue in any material respect.

       10.2 Books and Records; Personnel. At all times after the Closing Date, Group shall allow the Casper Shareholders, upon reasonable advance notice to Group, access to all Books and Records of Casper, to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, tax returns or audits, or reports to or filings with governmental agencies, during normal working hours at Group's principal place of business or at any location where such Books and Records are stored, and the Casper Shareholders shall have the right, at the Casper Shareholders' sole cost, to make copies of any such Books and Records.

       10.3 Further Assurances. At any time or from time to time after the Closing Date, Group shall, at the request of the Casper Shareholders and at the Casper Shareholders' expense, execute and deliver any further instruments or documents and take all such further action as the Casper Shareholders may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement.

       10.4 Consents. Group covenants to obtain as soon as practicable after the execution of this Agreement all governmental and third party consents and approvals necessary to permit the performance of its obligation to consummate the transactions contemplated by this Agreement.

       10.5 Registration of Group Stock for Resale. (a) Group agrees to use reasonable efforts to register the Group Stock to be received by Werner and the ESOP for resale by them under the Securities Act and any applicable Acts. All costs of such registration (except for any underwriting commissions and discounts and fees of legal counsel for Werner or the ESOP) shall be paid by Group. Werner and the ESOP agree to provide any information, and sign any certifications or documents, that may be reasonably requested by Group in order to effect the registration of the Group Stock for resale under the Securities Act.

       (b) Until the Group Stock of Werner or the ESOP is properly registered for resale under the Securities Act and free of any restrictions on transfer, Werner or the ESOP, as the case may be, shall be protected from any decreases in fair market value of the Group Stock held by such party. If the Group Stock is registered for resale under the Securities Act and free of transfer restrictions at the time of the closing of the IPO, and the initial public offering price of Group Stock in the IPO equals or exceeds the price used in Section 3.3 to determine the number of issued shares of Group Stock, Werner and the ESOP shall not be entitled to any further consideration. If the Group Stock of Werner or the ESOP does not become registered for resale and/or free of transfer restrictions until after the closing of the IPO, Group agrees to pay Werner or the ESOP, as the case may be, such additional cash consideration (the "Additional Consideration") as equals any excess of the total dollar amount of Group Stock issued to Werner or the ESOP, as the case may be, at the Closing, as calculated under Section 3.1, over the fair market value of such Group Stock on the date that is the later to occur (the "Determination Date") of (i) the effectiveness of the registration for resale of the Group Stock under the Securities Act, (ii) the elimination of any transfer restrictions, or (iii) with respect to the ESOP only, the receipt of the IRS Qualification Letter. The fair market value will equal the average of the average high asked and low bid prices for the five trading days preceding the Determination Date on which the determination of fair market value is made. In no event shall the Determination Date be later than the second anniversary of the Closing, at which time the Group Stock issued to Werner and the ESOP should be freely tradable under Rule 144 promulgated under the Securities Act.

                                   ARTICLE XI
                                  THE CLOSING

       11.1 Time and Place. Subject to the satisfaction or waiver of all conditions on the part of each party hereto to consummate the transactions contemplated hereby, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the same time and place as the closing of the IPO unless Casper and Group shall decide to close on an earlier date, in which case the Closing will occur at 10:00 a.m. Dallas, Texas time at the offices of Brown, Drew, Massey & Sullivan, located at 123 West First Street, Suite 800, Casper, Wyoming 82601, or at such other time, at such other place or on such other date as the parties hereto may mutually agree.

       11.2 Obligations of Casper and the Casper Shareholders. At the Closing, Casper and the Casper Shareholders, as applicable, shall execute (as applicable) and deliver to Group, against Group's execution (as applicable) and delivery of the items specified in Section 11.3, the following:

              11.2.1 the Consulting Agreement;

              11.2.2 the Casper Stock together with stock powers duly endorsed in favor of Group by the Casper Shareholders;

              11.2.3 certified copies of the Articles of Incorporation, Bylaws and Good Standing and Existence Certificates of Casper and the Subsidiary;

              11.2.4 all Books and Records, memoranda, data and other documents related to the assets of Casper, the Subsidiary and the Business, including all Contracts and Leases of Casper;

              11.2.5 the certificates required by Sections 8.1, 8.2 and 8.3;

              11.2.6 any consents to assignment of the Contracts and Leases required by Sections 4.4;

              11.2.7 the legal opinion as required by Section 8.6;

              11.2.8 evidence of any necessary governmental or third party consents or approvals as required by Sections 8.4 and 9.6;

              11.2.9 resignations of existing directors of Casper and the Subsidiary;

              11.2.10 any signature cards, account agreement amendments and other documents, if and to the extent requested by Group, that are necessary to change the persons authorized to withdraw funds or investments from any and all bank, brokerage, savings and investment accounts of Casper and the Subsidiary; and

              11.2.11 such other instruments, documents and certificates in form and substance reasonably satisfactory to Group, as Group shall have reasonably required.

       11.3 Group's Obligations. At the Closing, Group shall execute (as applicable) and deliver to the Casper Shareholders and Casper, as applicable, against execution (as applicable) and delivery by the Casper Shareholders, as applicable, and Casper of the items specified in Section 11.2, the following:

              11.3.1 a wire transfer or bank cashier's or certified check, as applicable, for the cash portion of the Casper Purchase Price, as it may be adjusted, pursuant to Article III;

              11.3.2 certificates representing the Group Stock to be issued to Werner and the ESOP as a portion of the Casper Purchase Price, as it may be adjusted, pursuant to Article III;

              11.3.3 the Consulting Agreement;

              11.3.4 evidence of any necessary governmental or third party consents or approvals as required by Sections 7.4 and 10.4;

              11.3.5 the certificates required by Sections 7.1, 7.2 and 7.3;

              11.3.6 the legal opinion required by Section 7.6; and

              11.3.7 such other instruments, documents and certificates in form and substance reasonably satisfactory to Casper and the Casper Shareholders, as they shall have reasonably required.

                                  ARTICLE XII
                                  TERMINATION

       12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date as follows:

              12.1.1 by the mutual written consent of Group and Casper;

              12.1.2 unilaterally by Group, on one hand, or by Casper, on the other hand, in writing, without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in material default or breach of this Agreement, or has failed or refused to close without justification hereunder), if the Closing Date shall not have occurred on or before 5:00 p.m. Central Standard Time on June 15, 1997 ("Final Termination Date"); provided, however, that Group may unilaterally extend the Final Termination Date by 30 days upon the payment to Casper of a fee of $50,000 (the "Extension Fee"); provided further, however, that if all necessary consents and approvals to be obtained by Casper and the Casper Shareholders have not been obtained by June 14, 1997, the Final Termination Date automatically shall be extended until all such consents and approvals have been obtained but in no event later than June 30, 1997;

              12.1.3 unilaterally by Group, on one hand, or by Casper and the Casper Shareholders, on the other hand, in writing, without prejudice to other rights and remedies which the terminating party may have (provided the terminating party is not otherwise in material default or breach of this Agreement, or has failed or refused to close without justification hereunder), if the other party shall (i) materially fail to perform its covenants or agreements contained herein required to be performed prior to the Closing Date, or (ii) materially breach or have breached any of its representations or warranties contained herein.

       12.2   Remedies Upon Default or Failure to Close.

              12.2.1 If Group shall default in the performance of its obligations under this Agreement, and shall for this reason be unable to consummate this Agreement on the Closing Date in accordance with the terms hereof, and provided that neither Casper nor any of the Casper Shareholders are not then in material default of any of their respective obligations hereunder, Casper and the Casper Shareholders shall be entitled (i) to waive any such default by Group and to require Group through specific performance (which Group acknowledges to be an appropriate remedy) to consummate the sale in accordance with the terms of this Agreement, or (ii) to terminate this Agreement by written notice to Group; provided, however, that Group shall have a period of ten (10) days following written notice from Casper and the Casper Shareholders to cure any breach of this Agreement, if such breach is curable. The availability of specific performance shall be in addition to any other remedies or claims for damages Casper or the Casper Shareholders may have at law or in equity for breaches or defaults by Group of its obligations hereunder. Upon any termination under this Section 12.2.1, Casper shall be entitled to retain the Deposit and any Extension Fee, but said sums shall not constitute liquidated damages.

              12.2.2 If Casper or any of the Casper Shareholders shall default in the performance of their respective obligations under this Agreement and shall for that reason be unable to consummate this Agreement on the Closing Date in accordance with the terms hereof, and if Group is not then in material default of any of its obligations hereunder, Group shall be entitled either (i) to waive any such defaults by Casper or the Casper Shareholders and to require Casper and the Casper Shareholders through specific performance (which Casper and the Casper Shareholders acknowledge to be an appropriate remedy) to consummate the sale in accordance with the terms of this Agreement, or (ii) to terminate this Agreement by written notice to Casper and the Casper Shareholders; provided, however, that Casper and the Casper Shareholders shall have a period of ten (10) days following written notice from Group to cure any breach of this Agreement, if such breach is curable. The availability of specific performance shall be in addition to any other remedies or claims for damages Group may have at law or in equity for breaches or defaults by Casper or the Casper Shareholders of their respective obligations hereunder. Upon any termination under this Section 12.2.2 or if the Closing does not occur on or before the Final Termination Date because of a failure of Casper to obtain a necessary consent or approval listed on Schedule 4.4, Casper shall pay to Group the Deposit, any Extension Fee and any sums paid by Group for accounting or audit costs associated with this transaction, but such payment shall not constitute liquidated damages.

       12.3 Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for (i) the obligations under Section 12.2 hereof and (ii) the obligations set forth in the next succeeding sentence of this Section 12.3. Upon any termination of this Agreement, each party hereto will redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same.

                                  ARTICLE XIII
                          SURVIVAL AND INDEMNIFICATION

       13.1 Indemnification of the Casper Shareholders. Group shall indemnify and hold the Casper Shareholders and their Affiliates (the "Shareholder Indemnitees") harmless from and against any and all damages, including exemplary damages and penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the "Damages"), suffered by the Shareholder Indemnitees as a result of, caused by, arising out of, or in any way relating to (i) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Group under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to Casper or the Casper Shareholders by Group pursuant to the terms of this Agreement, or (ii) any liability or obligation (other than those for which the Group Indemnitees are being indemnified for under Sections 13.2 hereof) that pertains to the ownership, operation or conduct of the Business or assets of Casper arising from any acts, omissions, events, conditions or circumstances occurring on or after the Closing Date.

       13.2 Indemnification of Group by Casper Shareholders. The Casper Shareholders, jointly and severally, shall indemnify and hold Group and its Affiliates (the "Group Indemnitees") harmless from and against any and all Damages suffered by the Group Indemnitees as a result of, caused by, arising out of, or in any way relating to (i) any misrepresentation, breach of warranty, nonfulfillment of any agreement or covenant on the part of Casper or the Casper Shareholders under this Agreement, or any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to Group by Casper or the Casper Shareholders pursuant to the terms of this Agreement, or (ii) any liability or obligation (other than those for which the Shareholder Indemnitees are being indemnified for under Section
13.1 hereof) that pertains to the ownership, operation or conduct of the Business or the assets of Casper arising from any acts, omissions, events, conditions or circumstances occurring before the Closing Date.

       13.3 Demands. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

       13.4 Right to Contest and Defend. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party, having used its reasonable best efforts in resolution. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

       13.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. If the indemnifying party has not chosen to contest a Claim, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim at no cost or expense to the indemnified party.

       13.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

       13.7 Payment of Damages. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five (5) days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final nonappealable judgment of a court of competent jurisdiction.

       13.8 Survival of Representations and Warranties. The representations and warranties contained in Articles IV, V, and VI of this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for the maximum period allowed by law.

                                  ARTICLE XIV
                                 MISCELLANEOUS

       14.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by facsimile, as follows:

              If to Casper or the Casper Shareholders, addressed to:

                     Casper Air Service
                     Natrona County International Airport
                     Unit 3, Box 3
                     Casper, Wyoming 82604
                     Attention: Mr. Fred Werner
                     Facsimile: (307) 432-4124

              with a copy to:

                     Harry B. Durham, III
                     Brown, Drew, Massey & Sullivan
                     123 West First Street, Suite 800
                     Casper, Wyoming 82601-2486
                     Facsimile: (307) 265-8025

              If to Group, addressed to:

                     Aviation Group, Inc.
                     700 North Pearl, Suite 2170
                     Dallas, Texas 75201
                     Attention:  Mr. Lee Sanders
                     Facsimile: (214) 922-8076

              with a copy to:

                     Bracewell & Patterson, L.L.P.
                     500 North Akard Street, Suite 4000
                     Dallas, Texas  75201-3387
                     Attention:  Mr. Daryl B. Robertson
                     Facsimile:  (214) 740-4010

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

       14.2 Governing Law. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wyoming (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction).

       14.3 Entire Agreement; Amendments and Waivers. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

       14.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

       14.5 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Group, Casper and the Casper Shareholders, as applicable, shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions, but all of the remaining provisions of this Agreement shall remain in full force and effect.

       14.6 Headings. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

       14.7 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

       14.8 Publicity. Except as otherwise required by applicable laws or regulations, Casper, the Casper Shareholders and Group agree to not issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other parties hereto to the contents and the manner of presentation and publication thereof.

       IN WITNESS WHEREOF, each of the parties hereto has caused this Stock Purchase Agreement to be executed on its or his behalf as of the date first above written.


                                           GROUP:

                                           AVIATION GROUP, INC.



                                           By: /s/ LEE SANDERS
                                              ----------------------------------
                                                  Lee Sanders, President

                                           CASPER:

                                           CASPER AIR SERVICE



                                           By: /s/ FRED WERNER
                                              ----------------------------------
                                                  Fred Werner, Chairman

                                           ESOP:

                                           CASPER AIR SERVICE EMPLOYEE
                                           STOCK OWNERSHIP PLAN AND TRUST



                                           By: /s/ FRED WERNER
                                              ----------------------------------
                                                  Fred Werner, Sole Trustee


                                           FRED WERNER:


                                           /s/ FRED WERNER
                                           -------------------------------------
                                           Individually (95,904 shares)


                                           OTHER SHAREHOLDERS:


                                           /s/ JEFF L. BISHOP
                                           -------------------------------------
                                           Jeff L. Bishop (1,871 shares)


                                           /s/ QUENTIN DAWSON
                                           -------------------------------------
                                           Quentin Dawson (1,871 shares)